Exhibit 99.4
News Release

Contact: Scott W. Holmes, Senior Vice President and Chief Financial Officer, (615) 269-8175
HEALTHCARE REALTY TRUST ANNOUNCES PLAN TO
SELL SENIOR LIVING PORTFOLIO
     NASHVILLE, Tennessee February 26, 2007 — Healthcare Realty Trust Incorporated (NYSE:HR) today announced its intention to sell its portfolio of senior living assets, consisting of 62 properties and 16 mortgage investments. The Company’s senior living portfolio is comprised of assisted living, skilled nursing, and independent living facilities, which are operated by 15 different operators and include 5,817 licensed beds. The Company expects to receive a total consideration of approximately $400 million and record a net gain of approximately $57 million from the sales.
     Healthcare Realty’s investment portfolio, after the sales, will consist predominantly of medical office and outpatient facility types. Given their high occupancy and low turnover rates, diverse tenancy with high rent coverages, and the largely private pay attributes of medical office tenants, management believes its resulting portfolio will have lower-risk, higher-growth characteristics that will further reduce the business-risk profile of the Company. This transaction will also enable management to increase its focus on expanding development opportunities.
     Following the sales, the Company will have investments of approximately $1.6 billion in 177 real estate properties and mortgages. The Company’s real estate investments will be comprised of six facility types, located in 24 states, totaling approximately 10.3 million square feet. The Company provides property management services to approximately 6.8 million square feet.
     Sales of the properties are expected to close within the next 60 days, subject to the execution of definitive agreements customary to these types of transactions. Proceeds of the sales are expected to fund repayments of debt on the Company’s revolving credit facility and the payment of a one-time special dividend of $4.75 per share to its shareholders. Commensurate with the smaller asset base and lower-risk portfolio, the Company intends to reset its dividend to $1.54 per share, per annum, resulting in a dividend yield that is expected to be more closely aligned to the Company’s peer group and comparable office REITs.
     The Company expects that the one-time special dividend will be paid on May 2, 2007 to shareholders of record on April 16, 2007.
     The Company intends to declare a dividend in the amount of $0.66 per share for the first quarter of 2007, payable on June 1, 2007 to shareholders of record on May 15, 2007.
     The Company expects that the reset quarterly dividend related to the second quarter of 2007 will be paid on September 4, 2007 to shareholders of record on August 15, 2007.
     In addition to the historical information contained within, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Some of these risks are discussed in a 10-K filed with the SEC by Healthcare Realty Trust for the year ended December 31, 2005. Risks and uncertainties relating to the proposed transactions discussed in this press release include the risks that some or all of the proposed transactions may not close due to circumstances outside the Company’s control, such as the failure of the purchasers to enter into definitive agreements under terms acceptable to the Company or casualty loss, among other things. If the transactions discussed in this press release are not consummated for any reason, the expected benefits disclosed above will not be realized. Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking material.
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